Exhibit 5.2

[Letterhead of Reed Smith LLP]

August 11, 2016

Vista Outdoor Inc.
262 N University Drive
Farmington, Utah 84025

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Night Optics USA, Inc., a California corporation (“Night Optics”), Millett Industries, a California corporation (“Millett Industries”), and Jimmy Styks LLC, a California limited liability company (“Jimmy Styks;” and together with Night Optics and Millett Industries, the “Guarantors”), each of which is a subsidiary of Vista Outdoor Inc., a Delaware corporation (the “Issuer”), in connection with the Guarantors’ guarantee (the “Guarantee”), along with other guarantors, of $350,000,000 in aggregate principal amount of the Issuer’s 5.875% Senior Notes Due 2023 (the “Exchange Notes”) issued pursuant to that certain Indenture, dated as of August 11, 2015, among the Issuer, each of the Issuer’s subsidiaries signatory thereto  (including the Guarantors) or that becomes a Guarantor pursuant to the terms of said Indenture and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 11, 2015 (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of August 9, 2016 (collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”). We understand that (i) the Exchange Notes are being issued by the Issuer in connection with an exchange offer being made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors, along with other guarantors, as provided in the Indenture and (iii) the Exchange Notes are to be issued pursuant to the Indenture in exchange for and in replacement of $350,000,000 in aggregate principal amount of the Issuer’s 5.875% Senior Notes Due 2023 (the “Original Senior Notes”) issued pursuant to the Indenture, subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion, we have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the Registration Statement (collectively, the “Opinion Documents”). We have not reviewed any agreement, documents, instruments or other items other than the (i) Opinion Documents, (ii)

Secretary’s Certificate of the Guarantors, dated the date hereof (the “Secretary’s Certificate”); (iii) articles of incorporation and bylaws of Night Optics; (iv) articles of incorporation, as amended, and by-laws of Millett Industries; (v) articles of organization and the Amended and Restated Operating Agreement of Jimmy Styks, effective September 22, 2015; (vi) a verbal good standing confirmation from the California Secretary of State for each of the Guarantors; (vii) entity status letter from the California Franchise Tax Board for each of the Guarantors, and (viii) resolutions of the Guarantors with respect to the Indenture, copies of which are attached to the Secretary’s Certificate.

Subject to the assumptions, qualifications, exclusions and limitations that are identified in this letter, we advise you that:

1.                                      Based solely on the verbal good standing confirmation from the California Secretary of State and an entity status letter from the California Franchise Tax Board with respect to each of the Guarantors, each of the Guarantors is in good standing under the laws of the State of California.

2.                                      Jimmy Styks has the power of a limited liability company to enter into and perform its obligations under the Indenture and the Guarantee.

3.                                      Each of Night Optics and Millet Industries has the corporate power to enter into and perform its obligations under the Indenture and the Guarantee.

4.                                      The Indenture has been duly authorized, executed, and delivered by each of the Guarantors.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; and the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto (except that we make no such assumption with respect to any Guarantor). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer, the Guarantors and others.  We have further assumed that all parties to the Opinion Documents will act in accordance with, and refrain from taking any act that is forbidden by, the terms and conditions of the Indenture.

The opinions set forth herein are subject to the following exclusions, qualifications and limitations:

(a)                                 we do not express any opinion as to the laws of any jurisdiction other than the State of California;

(b)                                 with respect to the Opinion Documents executed and delivered by Guarantors prior to the date of this opinion, the opinion provided in paragraph 4 above is based solely on the review of the Secretary’s Certificate;

(c)                                  the opinions set forth above are given only as of the date hereof and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect any such opinions;

(d)                                 we express no opinion as to the legality, validity, enforceability or effect of any provision of the Opinion Documents; and

(e)                                  we express no opinion as to the federal law of the United States or state securities laws or regulations.

The opinions expressed herein are based upon the laws, regulations, and published judicial and administrative decisions of the State of California as of the date hereof, and are subject to any amendment, repeal or other modification of the applicable laws, regulations, or judicial or administrative decisions that served as the basis for our opinions, and laws, regulations and judicial and administrative decisions hereafter enacted or rendered.  This opinion letter is limited to the matters expressly stated herein and no opinion or other statement may be inferred or implied beyond the matters expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Cravath, Swaine & Moore LLP is entitled to rely on the opinions set forth herein for the sole purpose of the opinion it proposes to deliver to you on the date hereof in connection with the Registration Statement.

Yours truly,

/s/ REED SMITH LLP

PJJ/DLG/AI